Exhibit 10.42

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 7, 2022, by and between Wade Seaburg (the “Executive”) and Dragonfly Energy Holdings Corp., a Nevada corporation (the “Company”).

WHEREAS, the Company desires to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1. Term. Subject to Section 5 of this Agreement, the Executive’s initial term of employment hereunder shall be from the period beginning on November 7, 2022 (the “Effective Date”) for a period of three years. (the “Initial Term”). Thereafter, the Agreement shall be deemed to be automatically extended, upon the same terms and conditions, for successive periods of three years, unless either party provides written notice of its intention not to extend the term at least 90 days prior to the end of the Initial Term or extension thereof. The period during which the Executive is employed by the Company hereunder is hereinafter referred to as the “Employment Term.”

2. Position and Duties.

2.1 Position. During the Employment Term, the Executive shall serve as the Chief Revenue Officer of the Company, reporting to the Dragonfly Energy Holdings Corp. Chief Executive Officer. In such position, the Executive shall have such duties, authority, and responsibilities as are consistent with the Executive’s position.

2.2 Duties.

(a) During the Employment Term, the Executive shall devote substantially all of the Executive’s business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board.

(b) Notwithstanding the foregoing, the Executive shall be permitted to hold a majority ownership stake in Structure Sales, LLC, an Indiana limited liability company (“Structure Sales”), of which the Executive is the sole member.

3. Place of Performance. During the Employment Term, the principal place of the Executive’s employment shall be in Lafayette, Indiana; provided, that, subject to any health or safety concerns related to the COVID-19 pandemic or other similar extraordinary circumstances and upon the request of the Company’s Chief Executive Officer, the Executive will spend an average of 5 days per month at the Company’s principal executive office currently located in Reno, Nevada. In addition thereto, the Executive may be required to travel on Company business during the Employment Term. When the Executive is not working from the Company’s principal executive offices in Reno, Nevada, the Executive may work remotely from the Executive’s primary residence in Lafayette, Indiana, so long as doing so does not interfere with the Executive’s responsibilities under this Agreement.

4. Compensation.

4.1 Base Salary. The Company shall pay the Executive an annual rate of base salary of $340,000 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may increase but not decrease the Executive’s base salary during the Employment Term. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2  Annual Bonus.

(a) For each fiscal year of the Employment Term, the Executive shall be eligible to receive an annual bonus (the “Annual Bonus”) of up to 92% of the Executive’s base annual salary. The decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Compensation Committee of the Board (the “Compensation Committee”).

(b) The Annual Bonus, if any, will be paid within two and a half (2 1/2) months after the end of the applicable fiscal year.

(c) Except as otherwise provided in Section 5, in order to be eligible to receive an Annual Bonus, the Executive must be employed by the Company on the date that Annual Bonuses are paid.

4.3 Equity Awards. With respect to each fiscal year of the Company ending during the Employment Term, the Executive shall be eligible to receive an annual long-term incentive award with a value of no less than $490,000 (based on the grant date value of any such award). The Compensation Committee may grant up to an additional $50,000 in long- term incentive awards based on Executive’s performance, or ability to achieve certain metrics set by the Compensation Committee. All terms and conditions applicable to each such award shall be determined by the Compensation Committee.

4.4 Fringe Benefits and Perquisites. During the Employment Term, the Executive shall be entitled to fringe benefits and perquisites consistent with those provided to similarly situated executives of the Company.

4.5 Employee Benefits. During the Employment Term, the Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or terminate any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6 Vacation; Paid Time Off. During the Employment Term, the Executive shall be entitled to twenty (20) paid vacation days per calendar year (prorated for partial years) in accordance with the Company’s vacation policies, as in effect from time to time. The Executive shall receive other paid time off in accordance with the Company’s policies for executive officers as such policies may exist from time to time and as required by applicable law.

4.7 Business Expenses. The Executive shall be entitled to reimbursement for all reasonable and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4.8 Indemnification. The Company shall indemnify and hold the Executive harmless to the maximum extent permitted under applicable law and the Company’s bylaws for acts and omissions in the Executive’s capacity as an officer, director, or employee of the Company.

4.9 Clawback Provisions. Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to the Executive under this Agreement or any other agreement or arrangement with the Company which is subject to recovery under any law, government regulation, or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation, or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

5.Termination of Employment. The Employment Term and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason or for no particular reason; provided that, unless otherwise provided herein, either party shall be required to give the other party at least 30 days advance written notice of any termination of the Executive’s employment. Upon termination of the Executive’s employment during the Employment Term, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1  Expiration of the Term, For Cause, or Without Good Reason.

(a) The Executive’s employment hereunder may be terminated upon either party’s failure to renew the Agreement in accordance with Section 1, by the Company for Cause or by the Executive without Good Reason and the Executive shall be entitled to receive:

(i) any accrued but unpaid Base Salary and accrued but unused paid time off which shall be paid on the pay date immediately following the date of the Executive’s termination in accordance with the Company’s customary payroll procedures;

(ii) reimbursement for unreimbursed business expenses properly incurred by the Executive, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and

(iii) such employee benefits (including equity compensation), if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the date of the Executive’s termination; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein.

Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.”

(b) For purposes of this Agreement, “Cause” shall mean:

(i) the Executive’s willful failure to perform the Executive’s duties (other than any such failure resulting from incapacity due to physical or mental illness);

(ii) the Executive’s willful failure to comply with any valid and legal directive of the Dragonfly Energy Holding Corp. Board of Directors;

(iii) the Executive’s willful engagement in dishonesty, illegal conduct, or gross misconduct, which is, in each case, materially injurious to the Company or its affiliates;

(iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company;

(v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude;

(vi) the Executive’s material violation of the Company’s written policies or codes of conduct, including written policies related to discrimination, harassment, performance of illegal or unethical activities, and ethical misconduct;

(vii) the Executive’s material breach of any material obligation under this Agreement or any other written agreement between the Executive and the Company; or

(viii) the Executive’s engagement in conduct that brings the Company negative publicity or into public disgrace, embarrassment, or disrepute.

For purposes of this provision, none of the Executive’s acts or failures to act shall be considered “willful” unless the Executive acts, or fails to act, in bad faith or without reasonable belief that the action or failure to act was in the best interests of the Company. The Executive’s actions, or failures to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the advice of counsel for the Company shall be conclusively presumed to be in good faith and in the best interests of the Company.

Except for a failure, breach, or refusal which, by its nature, cannot reasonably be expected to be cured, the Executive shall have 15 business days from the delivery of written notice by the Company within which to cure any acts constituting Cause.

(c) For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case during the Employment Term without the Executive’s prior written consent:

(i) a material reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions;

(ii) the Company requiring the Executive to relocate from the Executive’s principal place of employment in Lafayette, Indiana;

(iii) any material breach by the Company of any material provision of this Agreement or any material provision of any other agreement between the Executive and the Company;

(iv) the Company’s failure to obtain an agreement from any successor to the Company to assume and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform if no succession had taken place, except where such assumption occurs by operation of law;

(v) a material, adverse change in the Executive’s title, authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); or

(vi) a material adverse change in the reporting structure applicable to the Executive.

To terminate the Executive’s employment for Good Reason, the Executive must provide written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within 15 days of the Executive’s initial awareness of such grounds and the Company must have at least 10 days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate the Executive’s employment for Good Reason within 45 days of the expiration of said 10 day cure period, then the Executive will be deemed to have waived the Executive’s right to terminate for Good Reason with respect to such grounds.

5.2 Without Cause or for Good Reason. The Employment Term and the Executive’s employment hereunder may be terminated by the Executive for Good Reason or by the Company without Cause. In the event of such termination, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the agreements referenced therein and the Executive’s execution, within 21 days following receipt, of a release of claims in favor of the Company, its affiliates and their respective officers and directors in a form provided by the Company and reasonably acceptable to the Executive (the “Release”) (such 21-day period, the “Release Execution Period”), and the Release becoming effective according to its terms, the Executive shall be entitled to receive the following:

(a) equal installment payments payable in accordance with the Company’s normal payroll practices, but no less frequently than monthly, which are in the aggregate equal to the Executive’s Base Salary for the year that includes the date of the Executive’s termination, which shall begin within 30 days following the date of the Executive’s termination and continue until the 2nd anniversary of the Executive’s date of termination; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payments shall not begin until the beginning of the second taxable year; provided further that, the first installment payment shall include all amounts that would otherwise have been paid to the Executive during the period beginning on the date of the Executive’s termination and ending on the first payment date if no delay had been imposed;

(b) If the Executive timely and properly elects health continuation coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985 (“COBRA”), the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the date of the Executive’s termination; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s making payments under this Section 5.2(c) would violate the nondiscrimination rules applicable to non-grandfathered, insured group health plans under the Affordable Care Act (the “ACA”), or result in the imposition of penalties under the ACA and the related regulations and guidance promulgated thereunder, the parties agree to reform this Section 5.2(c) in a manner as is necessary to comply with the ACA.

(c) Notwithstanding the terms of the Dragonfly Energy Holding Corp. Stock Incentive Plan and all successor plans or any applicable award agreements:

(i) all outstanding equity-based compensation awards that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A (“Section 409A”) of the Internal Revenue Code of 1986, as amended (the “Code”) shall remain in effect; and

(ii) all outstanding equity-based compensation awards that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

5.3  Change in Control Termination.

(a) Notwithstanding any other provision contained herein, if the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company on account of its failure to renew the Agreement in accordance with Section 1 or without Cause (other than on account of the Executive’s death or Disability), in each case three months before or twelve (12) months following a Change in Control, the Executive shall be entitled to receive the Accrued Amounts and subject to the Executive’s compliance with Section 6 of this Agreement and the Executive’s execution of a Release which becomes effective within 21 days following the Termination Date, the Executive shall be entitled to receive a lump sum payment equal to one and a half (1½) times the sum of the Executive’s Base Salary for the year in which the Termination Date occurs (or if greater, the year immediately preceding the year in which the Change in Control occurs), which shall be paid within 30 days following the Termination Date; provided that, if the Release Execution Period begins in one taxable year and ends in another taxable year, payment shall not be made until the beginning of the second taxable year.

(b) If the Executive timely and properly elects health plan continuation coverage under COBRA, the Company shall reimburse the Executive for the monthly COBRA premium paid by the Executive for the Executive and the Executive’s dependents. Such reimbursement shall be paid to the Executive on the first of the month immediately following the month in which the Executive timely remits the premium payment. The Executive shall be eligible to receive such reimbursement until the earliest of: (i) the twelve-month anniversary of the Termination Date; (ii) the date the Executive is no longer eligible to receive COBRA continuation coverage; and (iii) the date on which the Executive receives substantially similar coverage from another employer or other source. Notwithstanding the foregoing, if the Company’s payments under this Section 5.3(b) would violate the nondiscrimination rules applicable to non- grandfathered, insured group plans under the ACA, or result in the imposition of penalties under the ACA, the parties agree to reform this Section 5.3(b) in a manner as is necessary to comply with the ACA.

(c) Notwithstanding the terms of any equity incentive plan or award agreements, as applicable:

(i) all outstanding unvested stock options granted to the Executive during the Employment Term shall become fully vested and exercisable for the remainder of their full term;

(ii) all outstanding equity-based compensation awards, that do not vest based on the attainment of performance goals shall become fully vested and the restrictions thereon shall lapse; provided that, any delays in the settlement or payment of such awards that are set forth in the applicable award agreement and that are required under Section 409A shall remain in effect; and

(iii) all outstanding equity-based compensation awards, that vest based on the attainment of performance goals shall remain outstanding and shall vest or be forfeited in accordance with the terms of the applicable award agreements, if the applicable performance goals are satisfied.

(d) For purposes of this Agreement, “Change in Control” shall mean the occurrence of any of the following after the Effective Date:

(i) one person (or more than one person acting as a group) acquires ownership of stock of the Company that, together with the stock held by such person or group, constitutes more than 50% of the total fair market value or total voting power of the stock of such corporation; provided that, a Change in Control shall not occur if any person (or more than one person acting as a group) owns more than 50% of the total fair market value or total voting power of the Company’s stock and acquires additional stock;

(ii) one person (or more than one person acting as a group) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition) ownership of the Company’s stock possessing 30% or more of the total voting power of the Company’s stock;

(iii) a majority of the members of the Board are replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election; or

(iv) the sale of all or substantially all of the Company’s assets.

Notwithstanding the foregoing, a Change in Control shall not occur unless such transaction constitutes a change in the ownership of the Company, a change in effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A.

5.4  Death or Disability.

(a) The Executive’s employment hereunder shall terminate automatically upon the Executive’s death during the Employment Term, and the Company may terminate the Executive’s employment on account of the Executive’s Disability.

(b) If the Executive’s employment is terminated during the Employment Term on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the following:

(i) the Accrued Amounts; and

(ii) a lump sum payment equal to the Annual Bonus, if any, that the Executive would have earned for the fiscal year that includes the date of the Executive’s termination based on the achievement of applicable performance goals for such year, which shall be payable on the date that annual bonuses are paid to the Company’s similarly situated executives, but in no event later than two-and-a-half (2 1/2) months following the end of the fiscal year that includes the date of the Executive’s termination.

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s Disability shall be provided in a manner which is consistent with federal and state law.

(c) For purposes of this Agreement, “Disability” shall mean the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of the Executive’s job, with or without reasonable accommodation, for one hundred eighty (180) days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive and the Company. The determination of Disability made in writing to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.5 Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive during the Employment Term (other than termination pursuant to Section 5.4(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 15. The Notice of Termination shall specify:

(a) the termination provision of this Agreement relied upon;

(b) to the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c) the applicable date of termination, which shall be no less than 30 days following the date on which the Notice of Termination is delivered if the Company terminates the Executive’s employment without Cause, or no less than 30 days following the date on which the Notice of Termination is delivered if the Executive terminates the Executive’s employment with or without Good Reason; provided that, the Company shall have the option to provide the Executive with a lump sum payment in lieu of such notice.

5.6 Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6. Confidential Information and Restrictive Covenants. As a condition of the Executive’s employment with the Company, the Executive shall enter into and abide by the Company’s Restrictive Covenant Agreement, attached hereto and incorporation herein as Exhibit A.

7. Governing Law, Jurisdiction, and Venue. This Agreement, for all purposes, shall be construed in accordance with the laws of Nevada without regard to conflicts of law principles. Any action or proceeding by either of the parties to enforce this Agreement shall be brought only in a state or federal court located in the state of Nevada, county of Washoe. The parties hereby irrevocably submit to the exclusive jurisdiction of such courts and waive the defense of inconvenient forum to the maintenance of any such action or proceeding in such venue. This provision remains in full force and effect upon change of situs of the corporation to any other jurisdiction.

8. Entire Agreement. Unless specifically provided herein, this Agreement, together with the Restrictive Covenant Agreement, contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter.

9. Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by the Lead Independent Director of the Board of Directors of the Company. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time.

10. Severability. Should any provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

11. Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

12. Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

13.  Section 409A.

13.1 General Compliance. This Agreement is intended to comply with Section 409A or an exemption thereunder and shall be construed and administered in accordance with such intent. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any nonqualified deferred compensation payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

13.2 Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with the Executive’s termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the date of the Executive’s termination or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

13.3 Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b) any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c) any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

13.4  Section 280G.

(a) If any of the payments or benefits received or to be received by the Executive (including, without limitation, any payments or benefits received in connection with a Change in Control or the Executive’s termination of employment, whether pursuant to the terms of this Agreement or any other plan, arrangement, or agreement, or otherwise) (all such payments collectively referred to herein as the “280G Payments”) constitute “parachute payments” within the meaning of Section 280G of the Code and will be subject to the excise tax imposed under Section 4999 of the Code (the “Excise Tax”), the Company shall pay to the Executive, no later than the time such Excise Tax is required to be paid by the Executive or withheld by the Company, an additional amount equal to the sum of the Excise Tax payable by the Executive, plus the amount necessary to put the Executive in the same after-tax position (taking into account any and all applicable federal, state, and local excise, income, or other taxes at the highest applicable rates on such 280G Payments and on any payments under this Section 5.9 or otherwise) as if no Excise Tax had been imposed.

(b) All calculations and determinations under this Section 5.9 shall be made by an independent accounting firm or independent tax counsel appointed by the Company (the “Tax Counsel”) whose determinations shall be conclusive and binding on the Company and the Executive for all purposes. For purposes of making the calculations and determinations required by this Section 5.9, the Tax Counsel may rely on reasonable, good faith assumptions and approximations concerning the application of Section 280G and Section 4999 of the Code. The Company and the Executive shall furnish the Tax Counsel with such information and documents as the Tax Counsel may reasonably request in order to make its determinations under this Section 5.9. The Company shall bear all costs the Tax Counsel may reasonably incur in connection with its services.

14. Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and permitted successors and assigns.

15. Notice. Notices and all other communications provided for in this Agreement shall be given in writing by personal delivery, electronic delivery, or by registered mail to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice):

If to the Company:

Dragonfly Energy Holdings Corp.

1190 Trademark Drive #108

Reno, NV 89521

Attn: Chief Legal Officer

If to the Executive:

Wade Seaburg

16. Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which the Executive is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of the Executive’s duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer or third-party.

17. Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

18. Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

19. Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT THE EXECUTIVE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND CONSULT WITH AN ATTORNEY OF THE EXECUTIVE’S CHOICE BEFORE SIGNING THIS AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

DRAGONFLY ENERGY HOLDINGS CORP.

By:	/s/ Denis Phares
Name:	Denis Phares
Title:	Chief Executive Officer

EXECUTIVE

Signature:	/s/ Wade Seaburg
Print Name:	Wade Seaburg

RESTRICTIVE COVENANT AGREEMENT

As a condition of my being retained as an employee of Dragonfly Energy Holdings Corp., its subsidiaries, affiliates, successors or assigns (together, the “Company”), and in consideration of Five Thousand Dollars ($5,000.00) paid to me by Company, I agree to the following:

1. Non-Compete. I shall not, at any time during the period of my employment with the Company and for 1 year immediately following the termination of my employment with the Company (collectively, the “Non-compete Period”), and within a 100-mile radius of the corporate office location at the time of termination of employment, directly or indirectly engage in, provide services to, have any equity interest in (except as a holder of less than 2% of the combined voting power of the outstanding stock of a publicly held company) or consulting relationship with, or manage or operate any person, firm, corporation, partnership or other business that competes with the business of the Company within the energy storage industry (whether as director, officer, employee, agent, representative, partner, security holder, consultant or otherwise).

2. Non-Disclosure and Non-Use of Confidential Information. I will at all times during the term of my employment and at all times thereafter, maintain the confidentiality of the Confidential Information (as defined below), and will not, directly or indirectly, disclose any of the Confidential Information to any person or entity, except as is strictly necessary in the performance of my assigned duties as an employee of the Company or as required by law or legal process. In addition, I will not at any time during the term of my employment or at any time thereafter use any of the Confidential Information for my direct or indirect benefit, or the direct or indirect benefit of any person or entity other than the Company. The fact that any information or data is not marked as confidential or proprietary shall not adversely affect its status as Confidential Information. I understand that the term “Confidential Information” shall mean all technical, financial, commercial and other information and data, without regard to form or medium, relating to the Company or any of its actual or prospective customers that is not generally known to the public. However, any information and data which becomes generally known to the public because of my failure to abide by this Agreement or another’s breach of confidentiality obligations with respect to such information will be considered Confidential Information. By way of illustration, I understand that Confidential Information includes, but is not limited to, the following kinds of information and data: customer and prospect lists; pricing information; information relating to actual or prospective transactions with customers; technology; inventions; know-how; computer codes and instructions; business or market studies; business and product development plans and efforts; personnel data; and information, financial or otherwise, relating to the Company’s actual and prospective customers, consultants, contractors and vendors and the nature and terms of the Company’s relationship with any of them.

3. Former Employee Information. I represent that I have abided by any and all policies, directives, requirements and restrictions on the part of my current and previous employers concerning possession and use of proprietary information or property and that I will not disclose to the Company or use any such information or property in connection with my employment with the Company in violation of any such policies, directives, requirements or restrictions.

4. Third Party Information. I recognize that the Company has received and in the future will receive confidential or proprietary information from third parties subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold any such confidential or proprietary information that I have access to in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary in carrying out my work for the Company consistent with the Company’s policies and agreements with any such third party and in compliance with all securities and other laws and regulations.

5. Property. I will not remove or transfer from any of the Company’s offices or premises any materials or property of the Company (including, without limitation, materials and property containing Confidential Information), except as is strictly necessary in the performance of my assigned duties as an employee. Promptly upon the Company’s request, and in any event promptly upon the termination of my employment, I will return to the Company all materials and property that I removed and I will not retain copies of any of such materials and property.

6. Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, will hold in trust for the sole right and benefit of the Company, and hereby assign to the Company, or its designee, all my right, title and interest throughout the world in and to any and all inventions, discoveries, original works of authorship and derivative works thereof, developments, concepts, know-how, improvements, trademarks or trade secrets, whether or not patentable or registrable under copyright, trademark or similar laws, which I may solely or jointly conceive or develop or reduce to practice, or cause to be conceived or developed or reduced to practice, during the term of my employment, whether during working hours or otherwise, in each case in any manner related to the Company’s actual or anticipated business (collectively referred to as “Inventions”). I further acknowledge that all Inventions which are original works of authorship or otherwise constitute copyrightable subject matter are “works made for hire” within the meaning of the United States Copyright Act and any similar laws of other jurisdictions (to the greatest extent permitted by applicable law) and are compensated by my salary, and to the extent any such work is determined not to be a “work for hire”, that I will assign to the Company any such original work of authorship as its exclusive property. I agree to keep and maintain adequate and current written records of all Inventions made by me (solely or jointly with others) during the term of my employment with the Company, which notes shall be and remain property of the Company. I hereby waive and irrevocably quitclaim to the Company any and all claims, of any nature whatsoever, which I may now or hereafter have for infringement of any and all proprietary rights assigned to the Company. I agree, whether before or after termination of my employment with the Company, to assist the Company (at its expense), or in every reasonable way to secure the Company’s rights in the Inventions and any copyrights, patents, trademarks, mask work rights, moral rights, or other intellectual property rights relating thereto in any and all countries.

7. Non-Solicitation. During my employment with the Company and for a period of 1 year after the termination of my employment with the Company, whether such termination is with or without cause, and whether such termination is effected by either the Company or me, I will not, directly or indirectly, for myself or any third party other than the Company (i) recruit or solicit or request the employment or services of any person who is an employee of the Company, or entice any employee of the Company to leave the employ of the Company, or to violate any agreement with the Company; or (ii) solicit sales from any of the Company’s customers for any product or service which competes with any product or service sold or provided by the Company prior to my termination of my employment with the Company or which, at the time of the termination of my employment with the Company is intended to be sold or provided by the Company to any customer or potential customer (including in connection with any pending or proposed transactions), and about which I had access to Confidential Information or on which I worked in any capacity at any time during my employment with the Company. I acknowledge that the limitations of time and scope of activity agreed to above are reasonable because, among other things, the Company is engaged in a highly competitive industry and these limitations are necessary to protect the trade secrets, Confidential Information, and goodwill of the Company. I further acknowledge that I will be able to obtain suitable employment in my chosen profession without violating this Agreement should my employment with the Company end.

8. Returning Company Documents. I agree that, at the time of termination of my employment with the Company, I will deliver to the Company (and will not keep in my possession, recreate or deliver to anyone else) any and all devices, records, customer or prospect lists, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, laboratory notebooks, materials, flow charts, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment or otherwise belonging to the Company, its or any of its successors or assigns. I further agree that any property situated on the Company’s premises and owned by the Company including, computers, software, printers, voicemail, email, telephones, facsimile, disks and other storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice. In the event of the termination of my employment, I agree to sign a certification reaffirming my obligations under this Agreement.

9. Notification to Other Parties. I hereby grant consent to notification by the Company to any other parties besides the Company with whom I maintain, or may hereafter maintain, an employment or consulting relationship, including parties with whom such relationship commences after the effective date of this Agreement, of my rights and obligations under this Agreement.

10. No Restrictions. I certify that I am not subject to any employment contract, non-compete agreement, non-solicitation agreement or other similar restrictions or agreements, except as disclosed in writing to the Company’s Compensation Committee and Chief Legal Officer. I further represent that I will not be breaching any such agreement or restriction by accepting employment with the Company and performing my duties in connection therewith. I represent and warrant that all information that I have furnished and that I will furnish to the Company in connection with my employment with the Company is or will be true and complete.

11. Survival of Provisions; Amendment; Assignment. My obligations as set forth in this Agreement will survive the termination of my employment with the Company. None of the provisions contained in this Agreement can be changed without a written agreement signed by each of me and the Company. I acknowledge that I have no right or power to assign this Agreement. I also acknowledge that the Company may freely assign this Agreement in connection with any merger, reorganization, sale of all or any material portion of its assets, or any similar transaction.

12. Equitable Relief. If I breach or threaten to breach any provision of this Agreement, the Company will be entitled, as a matter of right, to injunctive relief, including specific performance, with respect to any such breach or threatened breach. The Company’s rights and remedies under this Section 13 are in addition to and cumulative with any other rights and remedies to which the Company may be entitled.

13. Severability. I acknowledge that the obligations and restrictions contained in this Agreement are reasonable and necessary to protect the legitimate interests of the Company. Each provision in this Agreement is an independent provision and the enforceability of any one provision will not affect the enforceability of any other provision. However, if any particular provision of this Agreement is determined by a court to be excessively broad as to duration, geographic scope, activity or subject to be enforceable, then that provision will be deemed amended by limiting and reducing it so as to be valid and enforceable to the maximum extent compatible with the laws of such jurisdiction.

14. No Waiver of Rights; Binding Obligation. Any waiver by the Company of any power or right under this Agreement must be in writing and signed by the Company to be enforceable. Any waiver by the Company will not operate as a waiver of any other or future breach under this Agreement. This Agreement will be binding upon me and my heirs, executors and administrators and will inure to the benefit of the Company and its successors and assigns.

15. Governing Law; Choice of Forum and Venue. This Agreement will be governed and construed as to its validity, interpretation and effect by the laws of Nevada notwithstanding the choice of law rules of Nevada or any other jurisdiction that would dictate application of the laws of any other jurisdiction. I also hereby irrevocably and unconditionally consent to the exclusive jurisdiction and venue of the state and federal courts serving Washoe County, Nevada. These provisions remain in full force in effect, regardless of any change in situs of the company.

IN WITNESS WHEREOF, I have signed this Agreement as of the date written below.

EXECUTIVE		Date:	Nov 4, 2022

Signature:	/s/ Wade Seaburg
Print Name:	Wade Seaburg